Exhibit 99.1

Indesit S.p.A. announces a consent solicitation in respect of its outstanding EUR 300,000,000 4.50 per cent. Guaranteed Notes due 26 April 2018

17 February 2015. Indesit Company S.p.A. (società per azioni under the laws of the Republic of Italy) (the Issuer) today announced that it has commenced soliciting consents from holders (the Noteholders) of its outstanding €300,000,000 4.50 per cent. Guaranteed Notes due 26 April 2018 unconditionally and irrevocably guaranteed by Indesit Company Luxembourg S.A. (the Luxembourg Guarantor) (ISIN: XS0923605470) (the Notes) with respect to certain amendments to (i) the terms and conditions of the Notes (the Conditions) (ii) the trust deed constituting the Notes dated 26 April 2013 between the Issuer, the Luxembourg Guarantor and BNP Paribas Trust Corporation UK Limited as trustee (the Trust Deed) and (iii) the agency agreement dated 26 April 2013 made between, among others, the Issuer, the Luxembourg Guarantor and the BNP Paribas Securities Services, Luxembourg Branch as principal paying agent and Luxembourg paying agent (the Agency Agreement) pursuant to a consent solicitation memorandum, dated as of 17 February 2015 (the Consent Solicitation Memorandum).

As more fully described in the Consent Solicitation Memorandum, the Issuer, the Luxembourg Guarantor and Whirlpool Corporation, further to the acquisition of the Issuer and its subsidiaries by Whirlpool Corporation and its subsidiaries, wish to amend the Conditions (along with certain conforming changes to the Trust Deed and Agency Agreement) so that the Conditions are better aligned to the terms and conditions of notes and bonds issued by Whirlpool Corporation, and to provide a guarantee of the notes from Whirlpool Corporation.

This announcement does not contain the full terms and conditions of the consent solicitation, which are contained in the Consent Solicitation Memorandum.

The consent solicitation is only made, and copies of the Consent Solicitation Memorandum will only be made available, to a Noteholder who has certified that it is (a) outside the United States and not a U.S. person (as defined in Regulation S under the United States Securities Act of 1933, as amended) and (b) otherwise a person to whom the consent solicitation can lawfully be made and that may lawfully participate in the consent solicitation (each, an Eligible Holder).

The consent solicitation commenced today and will expire at 5.00 p.m. (Rome Time), on 17 March 2015 (the Voting Deadline), subject to the right of the Issuer to extend, re-open and/or terminate the consent solicitation. Eligible Holders of Notes who provide their consent at or before 5:00 p.m. 2 March 2015, subject to any extension by the Issuer (the Early Participation Deadline), will receive a consent payment equal to 0.15 percent of the nominal amount of the relevant Notes.

A meeting of the Noteholders convened by the Issuer will be held on 20 March 2015 at 10.00 a.m. (Rome time) and, if necessary, may be adjourned in the manner described in the Consent Solicitation Memorandum.

Noteholders who are not Eligible Holders may exercise their right to attend and/or vote at the meeting of the Noteholders in accordance with the Trust Deed (and as described in the Notice relating to the meeting published by the Issuer on 17 February 2015). However, the effectiveness and implementation of the Extraordinary Resolution will be subject to, inter alia, the requisite quorum and majority of votes cast at the Meeting being satisfied by Eligible Noteholders, irrespective of any participation or votes cast by non-Eligible Noteholders, as better detailed in the Consent Solicitation Memorandum.

The Issuer has retained Lucid Issuer Services Limited to serve as Tabulation Agent for the consent solicitation. Questions and requests for assistance in connection with the delivery of consents may be directed to the Tabulation Agent by telephone at + 44 207 704 0880 or by email to indesit@lucid-is.com.

Nothing in this announcement or the Consent Solicitation Memorandum constitutes or contemplates an offer of, an offer to purchase or the solicitation of an offer to sell any security in any jurisdiction and participation in the consent solicitation by a Noteholder in any circumstances in which such participation is unlawful will not be accepted.

The securities have not been and will not be registered under the Securities Act or the securities laws of any state or other jurisdiction of the United States. The securities are being offered only outside the United States to certain investors in offshore transactions in reliance on Regulation S, and may not be offered, sold or delivered, directly or indirectly, within the United States or to, or for the account or benefit of, “U.S. persons”, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state or local securities laws.

Terms used in this paragraph have the meaning given to them by Regulation S.